Exhibit 99.1

Contact: Mary Broaddus Tel 734.591.7375

broaddusm@valassis.com
19975 Victor Parkway, Livonia, MI 48152

FOR IMMEDIATE RELEASE

Valassis Announces Results for the First Quarter Ended March 31, 2012

Livonia, Mich., April 26, 2012: Valassis (NYSE: VCI) today announced financial results for the first quarter ended March 31, 2012. First-quarter 2012 revenues were $518.6 million, a decrease of 5.2% from $547.0 million in the prior year quarter. This decrease in revenues was due primarily to reduced spending by consumer packaged goods (CPG) clients across our various business segments and the absence of custom co-op programs within our Free-standing Inserts (FSI) segment.

First-quarter 2012 net earnings were $26.4 million, an increase of 23.4% from $21.4 million in the prior year quarter, which included a loss on extinguishment of debt, net of tax, of $8.2 million. Excluding this charge, first-quarter 2011 adjusted net earnings* were $29.6 million. First-quarter 2012 diluted earnings per share (EPS) was $0.60, an increase of 46.3% from $0.41 in the prior year quarter, which included the negative impact of the aforementioned loss on extinguishment of debt of $0.16. Excluding this charge, first-quarter 2011 adjusted diluted EPS* was $0.57.

First-quarter 2012 diluted cash EPS* was $0.78, a decrease of 3.7% from $0.81 in the prior year quarter. First-quarter 2012 diluted cash EPS* was negatively impacted by the increased level of capital expenditures in first-quarter 2012 compared to the prior-year quarter. First-quarter 2012 adjusted EBITDA* was $67.0 million, a decrease of 10.1% from $74.5 million in the prior year quarter.

“We continue to face headwinds associated with the pullback in CPG spending,” said Rob Mason, Valassis President and Chief Executive Officer. “While I certainly would have preferred a stronger start to the year, I remain very confident in our ability to execute and ultimately deliver our 2012 guidance.”

Some additional highlights include:

•

Selling, General and Administrative (SG&A) Costs: First-quarter 2012 SG&A costs were $77.6 million (which included $2.3 million in non-cash stock-based compensation expense), down slightly compared to the prior year quarter SG&A costs of $78.4 million (which included $1.9 million in non-cash stock-based compensation expense).

•	Capital Expenditures: Capital expenditures for first-quarter 2012 were $9.3 million.

•	Stock Repurchases: During first-quarter 2012, we repurchased $1.4 million, or 59,122 shares, of our common stock at an average price of $23.10 per share under our stock repurchase program.

•	Liquidity:

•	We reduced total debt by $3.8 million during first-quarter 2012, and we ended the quarter with net debt (total debt less cash) of $491.6 million.

•	At March 31, 2012, we had $107.2 million in cash.

Outlook

Based on our plan, current outlook and the assumptions specified in our Dec. 13, 2011 earnings guidance press release, we reiterate full-year 2012 guidance as follows:

•	Diluted earnings per share (EPS) of $3.07;

•	Diluted cash EPS* of $3.97; and

•	Capital expenditures of approximately $32 million.

VCI 1Q12 Earnings Page 2

Business Segment Discussion

•

Shared Mail: Revenues for the first quarter of 2012 were $328.1 million, an increase of 1.7% compared to the prior year quarter. Segment profit for the quarter was $42.4 million, an increase of 0.7% compared to the prior year quarter. The improvement in segment results was driven by an increase in revenue per package and lower SG&A costs; however, segment profit was negatively impacted by reduced wrap revenue and a decrease in insert volume.

•

Neighborhood Targeted: Revenues for the first quarter of 2012 were $72.2 million, a decrease of 19.9% compared to the prior year quarter. Segment loss for the quarter was $1.6 million compared to segment profit in the prior year quarter of $1.9 million, due to the aforementioned revenue decline. Segment results were negatively impacted primarily by the reduction in CPG spend across newspaper inserts and sampling.

•

Free-standing Inserts (FSI): Revenues for the first quarter of 2012 were $76.3 million, a decrease of 14.5% compared to the prior year quarter. Segment profit for the quarter was $5.4 million, a decrease of 27.0% compared to the prior year quarter. Segment results for the quarter were impacted by the reduced CPG spend and the absence of custom co-op business.

•

International, Digital Media & Services (IDMS): Revenues for the first quarter of 2012 were $42.0 million, a decrease of 6.9% compared to the prior year quarter. Growth in NCH Marketing Services, Inc., our coupon clearing and analytics business, and our digital business was offset by declines in solo direct mail and in-store products. Segment profit for the quarter was $2.7 million, a decrease of 50.0% compared to the prior year quarter. The segment profit decline was primarily due to the negative pressure on the in-store business resulting from the reduction in CPG spend.

Segment Results Summary

	Quarter Ended Mar. 31,
Segment Revenues ($ in millions)	2012	2011	% Change
Shared Mail	$328.1	$322.6	1.7%
Neighborhood Targeted	$72.2	$90.1	-19.9%
Free-standing Inserts	$76.3	$89.2	-14.5%
International, Digital Media & Services	$42.0	$45.1	-6.9%
Total Segment Revenues	$518.6	$547.0	-5.2%

	Quarter Ended Mar. 31,
Segment Profit (Loss) ($ in millions)	2012	2011	% Change
Shared Mail	$42.4	$42.1	0.7%
Neighborhood Targeted	($1.6)	$1.9	-184.2%
Free-standing Inserts	$5.4	$7.4	-27.0%
International, Digital Media & Services	$2.7	$5.4	-50.0%
Total Segment Profit	$48.9	$56.8	-13.9%

Conference Call Information

We will hold an investor call today to discuss our first-quarter 2012 results at 11 a.m. (ET). The call-in number is 877-941-0844 (please reference conference #4520865). The call will be simulcast on our website at http://www.valassis.com. This earnings release, webcast and a transcript of the conference call will be archived on our website under “Investors.”

VCI 1Q12 Earnings Page 3

Non-GAAP Financial Measures

*We define adjusted EBITDA as net earnings before interest expense, net, other non-cash expenses (income), net, income taxes, gain or loss on extinguishment of debt, impairment charges and other non-recurring costs, depreciation, amortization, and stock-based compensation expense. We define diluted cash EPS as net earnings per common share, diluted, plus the per-share effect of depreciation, amortization, stock-based compensation expense, impairment charges and other non-recurring costs, net of tax, and loss on extinguishment of debt and related charges, net of tax, less the per-share effect of capital expenditures. We define adjusted net earnings and adjusted diluted EPS as net earnings and diluted EPS excluding the effect, net of tax, of loss on extinguishment of debt and related charges, and impairment charges and other non-recurring costs. Adjusted EBITDA, adjusted net earnings, adjusted diluted EPS and diluted cash EPS are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies. Accordingly, management believes that these non-GAAP measures may be useful in assessing our operating performance and our ability to meet our debt service requirements. In addition, these non-GAAP measures are used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as performance criteria for incentive compensation. Management also believes that diluted cash EPS is useful to investors because it provides a measure of our profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance, by replacing non-cash amortization and depreciation expenses, which are currently running significantly higher than our annual capital needs, with actual and forecasted capital expenditures. Additionally, because of management’s focus on generating shareholder value, of which profitability is a primary driver, management believes these non-GAAP measures, as defined above, provide an important measure of our results of operations.

However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as alternatives to, operating income, cash flow, EPS or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA and diluted cash EPS do not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;

•

adjusted EBITDA, adjusted net earnings, adjusted diluted EPS, and diluted cash EPS do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•

other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as comparative measures correspondingly decreases.

Because of these limitations, adjusted EBITDA, adjusted net earnings, adjusted diluted EPS, and diluted cash EPS should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally. Further important information regarding reconciliations of these non-GAAP financial measures to their respective most comparable GAAP measures can be found below.

VCI 1Q12 Earnings Page 4

Reconciliation of Adjusted Net Earnings and Adjusted Diluted EPS to Net Earnings and Diluted EPS (in millions except for per share data):

	Quarter ended Mar. 31, 2011
	Net Earnings	Diluted EPS
As reported	$21.4	$0.41
Exclude:
Loss on extinguishment of debt, net of tax(1)	8.2	0.16

As adjusted	$29.6	$0.57

(1)	Represents costs related to the extinguishment of our 8 1/4% Senior Notes due 2015

Reconciliation of Diluted Cash EPS to Diluted EPS for the Quarter Ended:

	Mar. 31, 2012	Mar. 31, 2011
Net earnings (in millions)	$26.4	$21.4

Diluted EPS	$0.60	$0.41
Loss on extinguishment of debt, net of tax	—	0.16

Adjusted Diluted EPS	$0.60	$0.57
plus effect of:
Depreciation	0.27	0.24
Amortization	0.07	0.06
Stock-based compensation expense	0.05	0.04
less effect of:
Capital expenditures	(0.21)	(0.10)

Diluted Cash EPS	$0.78	$0.81

Weighted Average Diluted Shares Outstanding (in thousands)	44,045	52,333

VCI 1Q12 Earnings Page 5

Reconciliation of Full-year 2012 Diluted Cash EPS Guidance to Full-year 2012 Diluted EPS Guidance:

Full-Year 2012 Guidance
Net earnings (in millions)	$131.6

Diluted EPS	$3.07
plus effect of:
Depreciation	1.07
Amortization	0.29
Stock-based compensation expense	0.29
less effect of:
Capital expenditures	(0.75)

Diluted Cash EPS	$3.97

Weighted Average Diluted Shares Outstanding (in thousands)(1)	42,900

(1)	Represents estimated weighted average diluted shares outstanding for the year ended Dec. 31, 2012 and assumes the use of 50% of free cash flow for stock repurchases.

Reconciliation of Adjusted EBITDA to Net Earnings and Cash Flows from Operating Activities

(dollars in thousands)

Unaudited

	Three Months Ended March 31,
	2012	2011
Net Earnings – GAAP	$26,421	$21,411

plus: Income taxes	16,198	13,296
Interest expense, net	6,996	9,636
Loss on extinguishment of debt	—	13,352
Depreciation and amortization	14,710	15,729
Other non-cash expenses (income), net	387	(876)

EBITDA	$64,712	$72,548
Stock-based compensation expense	2,287	1,912

Adjusted EBITDA	$66,999	$74,460

Income taxes	(16,198)	(13,296)
Interest expense, net	(6,996)	(9,636)
Changes in operating assets and liabilities	(29,431)	(33,562)

Cash Flows from Operating Activities	$14,374	$17,966

VCI 1Q12 Earnings Page 6

About Valassis

Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum™ media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its digital offering, including redplum.com and save.com, consumers can find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For more information, visit http://www.valassis.com, http://www.redplum.com and http://www.save.com. To learn about advertising opportunities with RedPlum, please call 1-800-437-0479.

Cautionary Statements Regarding Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preferences for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation and/or increased competition from new media formats including digital; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors, including, without limitation, high levels of coupon redemption rates; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; possible governmental regulation or litigation affecting aspects of our business; clients experiencing financial difficulties, or otherwise being unable to meet their obligations as they become due, could affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VCI 1Q12 Earnings Page 7

VALASSIS COMMUNICATIONS, INC.

Consolidated Balance Sheets

(dollars in thousands)

Unaudited

	March 31, 2012	Dec. 31, 2011
Assets
Current assets:
Cash and cash equivalents	$107,199	$101,971
Accounts receivable, net	417,010	448,320
Inventories	33,936	41,120
Prepaid expenses and other	26,853	37,655

Total current assets	584,998	629,066
Property, plant and equipment, net	146,689	148,905
Goodwill	636,471	636,471
Other intangible assets, net	210,457	213,613
Other assets	15,062	16,392

Total assets	$1,593,677	$1,644,447

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion long-term debt	$15,000	$15,000
Accounts payable	281,873	334,378
Progress billings	44,131	39,975
Accrued expenses	65,291	98,409

Total current liabilities	406,295	487,762
Long-term debt	583,810	587,560
Deferred income taxes	67,154	67,404
Other non-current liabilities	52,264	52,187

Total liabilities	1,109,523	1,194,913
Stockholders’ equity:
Common stock	654	654
Additional paid-in capital	113,577	123,881
Retained earnings	1,047,987	1,021,566
Accumulated other comprehensive income	2,721	2,775
Treasury stock, at cost	(680,785)	(699,342)

Total stockholders’ equity	484,154	449,534

Total liabilities and stockholders’ equity	$1,593,677	$1,644,447

More tables to follow ...

VCI 1Q12 Earnings Page 8

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

Unaudited

	March 31,		%
	2012	2011	Change
Revenues	$518,585	$546,979	-5.2%
Costs and expenses:
Cost of sales	388,894	408,577	-4.8%
Selling, general and administrative	77,617	78,427	-1.0%
Amortization expense	3,156	3,156	0.0%

Total costs and expenses	469,667	490,160	-4.2%

Operating income	48,918	56,819	-13.9%

Other expenses and income:
Interest expense	7,054	9,775	-27.8%
Interest income	(58)	(139)	-58.3%
Loss on extinguishment of debt	—	13,352
Other income, net	(697)	(876)	-20.4%

Total other expenses, net	6,299	22,112	-71.5%

Earnings before income taxes	42,619	34,707	22.8%
Income tax expense	16,198	13,296	21.8%

Net earnings	$26,421	$21,411	23.4%

Net earnings per common share, diluted	$0.60	$0.41	46.3%
Weighted average common shares, diluted	44,045	52,333	-15.8%
Supplementary Data
Amortization	3,156	3,156
Depreciation	11,554	12,573
Capital Expenditures	9,263	5,024

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